Exhibit 10.50
PROMISSORY NOTE

$6,000,000	August 18, 2022
New York, New York
FOR VALUE RECEIVED, this Promissory Note (the "Note") sets forth the terms and conditions of the forgivable loan to be made to Kevin Ryan (the "Borrower") by Better Holdco, Inc. (the “Company”), its principal offices located at 175 Greenwich Street, 57th Floor, New York, NY 10007 and, subject to the terms set forth in this Note, payable by the Borrower to the Company.
1.    Principal. The Company shall make a loan to the Borrower in the principal sum of $6,000,000 (the "Principal Amount"), which Principal Amount shall be used by Borrower for the sole purpose of paying to build a home in Palm Beach, Florida. The Principal Amount shall be payable to the Borrower on August 18, 2022. The Principal Amount and interest on the Principal Amount due under the Note shall be forgiven or shall be subject to repayment, in each case as set forth in this Note.
2.    Rate of Interest. Interest shall accrue under the Note on any unpaid principal balance at the rate of three and one/half percent (3.5%) per annum, compounded annually.
3.    Repayment. Except as provided in Section 4 below, the Note shall become due and payable as described herein without presentment, demand, protest, notice of default, or other notice of any kind, which the Borrower hereby expressly waives, and any outstanding Principal Amount and interest thereon shall be repaid in full by the Borrower within twenty-four (24) months of Borrower’s voluntary separation from the Company. Payment shall be made in a manner acceptable to the Company and in lawful tender of the United States and shall be applied to the payment of accrued interest, and then to reduce the Principal Amount. Borrower shall authorize the Company to deduct from any taxable compensation paid to Borrower on his voluntary separation any amounts owing under this Note. Borrower will provide such information and will sign such documents as may reasonably be requested from time to time by the Company to make deductions from Borrower’s compensation.
4.    Forgiveness. Subject to the provisions of this Note, in the event the Borrower remains employed by the Company through December 1, 2026, the Company shall forgive twenty-five (25%) percent of the Principal Amount and interest thereon under the Note on each of the following dates (each a "Forgiveness Date"), provided the Borrower has been actively and continuously employed by the Company in good standing from the date of this Note through each Forgiveness Date: (i) December 1, 2023;(ii) December 1, 2024; (iii)December 1, 2025; and (iv) December 1, 2026. Notwithstanding the foregoing, the Company shall forgive one-hundred (100) percent of any outstanding Principal Amount and interest thereon in the event of: (i) the Borrower’s death; (ii) the Borrower's position with the Company is eliminated;(iii) the Borrower’s position is substantially reduced as determined by the Company in its sole discretion; (iv) the Borrower’s employment is terminated by the Company due to a reduction in force or change in control as determined by the Company in its sole discretion; (v) the Borrower is terminated without cause; or (vi) the filing of a petition by or against the Company under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of the Company; the execution by the Company of a general assignment for the benefit of creditors; or the insolvency of the Company.
In addition, in the event that, in the sole determination of the Company, (i) the existence of this Note would at any time be in violation of applicable law, rule, or regulation or (ii) the Company takes or intends to take any action that would cause or would likely cause this Note to be in violation of applicable law, rule, or regulation, the Company shall forgive any remaining outstanding Principal Amount and any interest thereon in a lump sum immediately prior to the date of any such violation by giving notice to the Borrower, provided that, at the time of such forgiveness, the Borrower is still employed by the Company and is in good standing.
5.    Prepayment. Prepayment of principal and accrued interest may be made at any time without penalty.
6.    Events of Acceleration. The entire unpaid Principal Amount of this Note and accrued interest shall become immediately due and payable upon one or more of the following events:
A.    the failure of the Borrower to pay the principal balance and interest accrued and due pursuant to this Note within five (5) business days following the date specified in Section 3 above; or
B.    the filing of a petition by or against Borrower under any provisions of the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time, or under any similar or other law relating to bankruptcy, insolvency, reorganization or other relief for debtors; the appointment of a receiver, trustee, custodian or liquidator of or for any part of the assets or property of Borrower; the execution by the Borrower of a general assignment for the benefit of creditors; the insolvency of Borrower or Borrower is generally not paying his debts as they become due; or any attachment or like levy on any property of Borrower.
7.    Security. Borrower shall remain personally liable for the payment in full of any indebtedness owing under this Note, and the Company shall have recourse to any and all assets of the Borrower to satisfy Borrower’s obligations hereunder.
8.    Notices. All notices, statements or other documents which are required or contemplated by this Note shall be: (i) in writing and delivered personally or sent by first class registered or certified mail, overnight courier service to the address designated in writing, and (ii) by electronic mail, to the electronic mail address most recently provided to such party or such other electronic mail address as may be designated in writing by such party. Any notice or other communication so transmitted shall be deemed to have been given: (i) on the day of delivery, if delivered personally; (ii) on the business day following receipt of written confirmation, if sent by electronic transmission; (iii) one (1) business day after delivery to an overnight courier service; or (iv) five (5) days after mailing if sent by mail.
9.    Payments and Withholding Taxes. To provide for the payment of any taxes required to be withheld from the Borrower at the time any installment due under this Note may be forgiven ("Withholding Taxes"), the Borrower agrees to pay to the Company and the Borrower authorizes the Company to deduct and withhold from the compensation otherwise due to the Borrower on the payroll date that each installment due under the Note is forgiven, the Withholding Taxes due upon the forgiveness of such installment. The Company shall notify the Borrower of the amount of Withholding Taxes and the amount of each payment to be so deducted. If on the date any installment of Principal Amount and interest thereon due under the Note is to be forgiven the amount theretofore forgiven by (or deducted from) the Borrower to Company is less than the amount of Withholding Taxes due with respect to the amount forgiven, the Borrower shall promptly pay any deficiency to the Company. The payment to the Company by the Borrower of any Withholding Taxes on account shall not obligate the Company to forgive all or any part of the Principal Amount or interest thereon on any installment date unless and until all of the conditions to the forgiveness of any Principal Amount and interest due under the Note are satisfied in full.
10.    Costs and Expenses; Attorneys’ Fees. If any action is instituted to collect this Note, the Borrower promises to pay all reasonable costs and expenses (including reasonable attorneys’ fees) incurred by the Company in connection with the enforcement of the Company’s rights and/or the collection of any amounts that become due to the Company under this Note.
11.    Waiver. No previous waiver and no failure or delay by the Company or Borrower in acting with respect to the terms of this Note shall constitute a waiver of any breach, default, or failure of condition under this Note. A waiver of any term of this Note must be made in writing and signed by a duly authorized officer of the Company and shall be limited to the express terms of such waiver.
12.    Conflicting Agreements. In the event of any inconsistencies between the terms of this Note and the terms of any other document related to the loan evidenced by the Note, the terms of this Note shall prevail.
13.    Governing Law. This Note shall be construed in accordance with the laws of the State of New York.
14.    Severability. In the event that any of the provisions of this Note are held by a court or other tribunal of competent jurisdiction to be illegal, invalid, or unenforceable, such provisions shall be limited or eliminated to the minimum extent necessary so that this Note otherwise remains in full force and effect.
15.    Modification. This Note contains all the terms of the agreement between the parties hereto relating to the subject matter hereof and may not be modified except by a writing signed by the party to be bound thereby.
16.    Assignment. This Note may be assigned by the Company, and the benefits and obligations thereof shall inure to the Company’s successors and assigns.

17.    Not an Employment Contract. The Borrower expressly acknowledges that this Note is not an employment contract or an agreement to employ the Borrower for a specified period of time or a promise of continued employment with the Company for any period whatsoever.

/s/ Kevin Ryan
Kevin Ryan, Borrower

Address:

ACKNOWLEDGED AND ACCEPTED:
Better Holdco, Inc.

By:	Paula Tuffin
General Counsel & Chief Compliance Officer
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